Calculation of Filing Fee Tables
S-8
Curanex Pharmaceuticals Inc
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, par value $0.0001 per share	Other	3,000,000	$ 0.22	$ 660,000.00	0.0001381	$ 91.15
Total Offering Amounts:						$ 660,000.00		$ 91.15
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 91.15
Offering Note
[1]	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices of common stock of Curanex Pharmaceuticals Inc (the "Company") quoted on the Nasdaq Capital Market, LLC on July 16, 2026. An aggregate of 5,700,000 shares of common stock is reserved by the Company for issuance pursuant to awards under its 2026 Equity Incentive Plan (the "2026 Plan") as of the date of this Registration Statement. 3,000,000 shares of common stock under the 2026 Plan are being registered in this Registration Statement on Form S-8 (the "Registration Statement"). To the extent permitted by Rule 416, this Registration Statement also covers an indeterminate number of additional shares of common stock of the Company that become issuable under the 2026 Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction that results in an increase in the number of outstanding shares of common stock of the Company.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources